UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (AMENDMENT NO. 6)

                          NEWFIELD EXPLORATION COMPANY
                          ----------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    651290108
                                    ---------
                                 (CUSIP Number)

                                   May 3, 2004
                                   -----------
                      (Date of Event which Requires Filing
                               of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 pages

-------------------                                           ------------------
CUSIP No. 651290108                    13G                    Page 2 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg, Pincus Ventures, L.P. 13-3784037
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       928
  OWNED BY
              ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   928
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       928
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Less than 1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 11 Pages

-------------------                                           ------------------
CUSIP No. 651290108                    13G                    Page 3 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg, Pincus Equity Partners, L.P.
       13-3986317
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       450,005
  OWNED BY
              ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   450,005
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       450,005
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Less than 1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 11 Pages

-------------------                                           ------------------
CUSIP No. 651290108                    13G                    Page 4 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg, Pincus & Co.
       13-6358475
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       450,933
  OWNED BY
              ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   450,933
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       450,933
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Less than 1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 11 Pages

-------------------                                           ------------------
CUSIP No. 651290108                    13G                    Page 5 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Warburg Pincus LLC (f/k/a E. M. Warburg, Pincus & Co., LLC)
       13-4069737
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       450,933
  OWNED BY
              ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH
              ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   450,933
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       450,933
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Less than 1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 5 of 11 Pages

     This Amendment No. 6 to the statement on Schedule 13G, filed with respect to the Common Stock (as defined below) of Newfield Exploration Company, a Delaware corporation (the "Company"), is filed on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), Warburg, Pincus & Co., a New York general partnership ("WP"), and Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WP LLC") and supercedes (i) Amendment No. 5 to the Schedule 13G filed by WPV, WPEP, WP and WP LLC on December 10, 2003 relating to the common stock, par value $0.01, of the Company, (ii) the Schedule 13D filed by WPEP, WP and WP LLC on May 18, 1999, as amended on May 30, 2002 and October 4, 2002, relating to the common stock, par value $0.01 per share, of EEX Corporation, a Delaware corporation ("EEX"), and
(iii) the Schedule 13G filed by Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"), WP and WP LLC on February 3, 1994, as amended on January 7, 1997, February 5, 1997, February 2, 1999 and December 5, 2002 relating to the common stock, par value $0.01 per share, of the Company. Unless the context otherwise requires, references herein to the "Common Stock" are to the common stock of the Company, par value $0.01 per share.

     WPI no longer beneficially owns any Common Stock.

Item 1(a)           Name of Issuer:
                    ---------------

     The name of the issuer is Newfield Exploration Company (the "Company").

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    ------------------------------------------------

     The Company's principal executive office is located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas, 77060.

Items 2(a)          Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

     This Amendment No. 6 to the Schedule 13G (this "Schedule 13G") with respect to the Common Stock (as defined in Item 2(d) below) of the Company is filed by:

     (i) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), with respect to the shares of Common Stock it directly owns;

     (ii) Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), with respect to the shares of Common Stock it and affiliated entities directly own (the "WPEP Shares");

     (iii) Warburg, Pincus & Co., a New York general partnership ("WP"), with respect to its indirect beneficial ownership of the shares of Common Stock owned by WPV and WPEP; and


                               Page 6 of 11 Pages

     (iv) Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WP LLC"), with respect to its indirect beneficial ownership of the shares of Common Stock owned by WPV and WPEP.

     WPV, WPEP, WP and WP LLC are hereinafter sometimes collectively referred to as the "Reporting Persons." The sole general partner of WPV is WP. WP LLC manages WPV. The sole general partner of WPEP is WP. WP LLC manages WPEP. The members of WP LLC are substantially the same as the partners of WP. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)           Address of Principal Business Office or, if None, Residence
                    -----------------------------------------------------------

     The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017

Item 2(c)           Citizenship:
                    ------------

     WPV and WPEP are organized under the laws of the state of Delaware. WP and WP LLC are organized under the laws of the state of New York.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

     Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)           CUSIP Number:
                    -------------

     651290108

Item 3              If this statement is filed pursuant toss.ss. 240.13d-1(b) or
                    ------------------------------------------------------------
                    240.13d-2(b) or (c), check whether the person is filing as
                    ----------------------------------------------------------
                    a:
                    --

     Not Applicable

Item 4.             Ownership:
                    ----------

     A.   Warburg, Pincus Ventures, L.P
          -----------------------------

          (a)  Amount beneficially owned: 928

          (b)  Percent of class: less than 1%(1)

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0


                               Page 7 of 11 Pages

               (ii) Shared power to vote or direct the vote: 928

               (iii) Sole power to dispose or direct the disposition: 0

               (iv) Shared power to dispose or direct the disposition: 928

     (1) The percentages used herein and in the rest of this Schedule 13G are calculated based upon 56,384,783 outstanding shares of Common Stock issued and outstanding as of April 27, 2004, as reflected in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

     B.   Warburg, Pincus Equity Partners, L.P.
          -------------------------------------

          (a)  Amount beneficially owned: 450,005*

          (b)  Percent of class: less than 1%

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0

               (ii) Shared power to vote or direct the vote: 450,005*

               (iii) Sole power to dispose or direct the disposition: 0

               (iv) Shared power to dispose or direct the disposition: 450,005*

            *Includes 24,750 shares held by three affiliates of WPEP.

     C.   Warburg, Pincus & Co.
          ---------------------

          (a)  Amount beneficially owned: 450,933

          (b)  Percent of class: less than 1%

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0

               (ii) Shared power to vote or direct the vote: 450,933

               (iii) Sole power to dispose or direct the disposition: 0

               (iv) Shared power to dispose or direct the disposition: 450,933

     D.   Warburg Pincus LLC
          ------------------


                               Page 8 of 11 Pages

          (a)  Amount beneficially owned: 450,933

          (b)  Percent of class: less than 1%

          (c)  Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote: 0

               (ii) Shared power to vote or direct the vote: 450,933

               (iii) Sole power to dispose or direct the disposition: 0

               (iv) Shared power to dispose or direct the disposition: 450,933

Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Other than as set forth herein, no other person is known to have the right to receive or the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ----------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    -------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------


                               Page 9 of 11 Pages

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 10 of 11 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 6, 2004

                    WARBURG, PINCUS VENTURES, L.P.
                    By:  Warburg Pincus & Co., its general partner

                    By: /s/ Scott A. Arenare            5-6-2004
                        -------------------------       --------
                    Name:  Scott A. Arenare             Date:
                    Title: Partner


                    WARBURG, PINCUS EQUITY PARTNERS, L.P.
                    By:  Warburg Pincus & Co., General Partner

                    By: /s/ Scott A. Arenare            5-6-2004
                        -------------------------       --------
                    Name:  Scott A. Arenare             Date:
                    Title: Partner


                    WARBURG, PINCUS & CO.
                    By: /s/ Scott A. Arenare            5-6-2004
                        -------------------------       --------
                    Name:  Scott A. Arenare             Date:
                    Title: Partner


                    WARBURG PINCUS LLC

                    By: /s/ Scott A. Arenare            5-6-2004
                        -------------------------       --------
                    Name:  Scott A. Arenare             Date:
                    Title: Managing Director